                                                                      Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                  Computation of Loss per Share of Common Stock
                  Years Ended December 31, 2002, 2001 and 2000


                                                       2002              2001              2000
                                               ------------      ------------      ------------
Basic loss:
Loss applicable to common stock                $ (3,604,663)     $ (4,052,628)     $ (3,925,912)

Weighted average common shares
outstanding                                      12,572,442        12,518,724        12,475,907
                                               ------------      ------------      ------------

Basic loss per share                           $      (0.29)     $      (0.32)     $      (0.31)
                                               ============      ============      ============

Diluted loss:
Loss applicable to common stock                $ (3,604,663)     $ (4,052,628)     $ (3,925,912)

Weighted average common shares
Outstanding                                      12,572,442        12,518,724        12,475,907
                                               ------------      ------------      ------------

Assuming conversion of options
Outstanding                                              --                --                --
                                               ------------      ------------      ------------

Weighted average common shares
Outstanding, as adjusted                         12,572,442        12,518,724      $ 12,475,907
                                               ------------      ------------      ------------

Diluted loss per share                         $      (0.29)     $      (0.32)     $      (0.31)
                                               ============      ============      ============


Because the Company reported net losses for the years ended December 31, 2002, 2001 and 2000, the calculation of net loss per share-diluted excludes potential common shares from stock options as they are anti-dilutive and would result in a reduction in loss per share. If the Company had reported net income for these years, there would have been 108,429, 72,413 and 35,501 additional shares, respectively, in the calculation of net loss per share-diluted.